                                                            Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
The Loewen Group Inc. and Loewen Group International, Inc.


We consent to incorporation by reference in the registration statements on Forms S-8 (Nos. 33-95496, 33-79602, 33-79604, 33-79606, 33-72808, 33-42892,
333-07033 and 333-22551), S-3 (Nos. 333-07175 and 333-10543), and S-4 (No.
333-09523) of The Loewen Group Inc. and the registration statement on Form S-3 (Nos. 333-23747 and 333-23747-01) of Loewen Group International, Inc. and The Loewen Group Inc. of our reports (i) dated March 3, 1997 relating to the consolidated balance sheets of The Loewen Group Inc. as at December 31, 1996 and 1995 and the consolidated statements of operations, retained earnings, and changes in financial position of The Loewen Group Inc. for each of the years in the three year period ended December 31, 1996 and related schedule,
(ii) dated March 3, 1997, except as to Note 21(b), which is as of March 27, 1997, relating to the consolidated balance sheets of Loewen Group International, Inc. as at December 31, 1996 and 1995 and the consolidated statements of operations and retained earnings (deficit) and changes in financial position of Loewen Group International, Inc. for each of the years in the three year period ended December 31, 1996, and (iii) dated as of March 3, 1997, except for Note 15, which is as of March 27, 1997, relating to the consolidated balance sheets of Neweol Investments Ltd. (as defined in Note 1 thereto) as at December 31, 1996 and 1995 and the consolidated statements of operations and retained earnings and cash flows of Neweol Investments Ltd. for each of the years in the three year period ended December 31, 1996, all of which reports appear in the December 31, 1996 annual report on Form 10-K of The Loewen Group Inc.

/s/ KPMG

Chartered Accountants
Vancouver, Canada

March 28, 1997